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                                                                    Exhibit 12.0

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)



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
                                                              Year Ended December 31,
                                          ---------------------------------------------------------------------
                                            1997           1996           1995           1994           1993
                                          ---------      ---------      ---------      ---------      ---------
Interest Expense                          $  90,400      $ 142,100      $ 151,000      $  73,300      $  80,900

Estimated Interest Portion of
Rent Expense (One-Third)                     18,755         17,362         16,865         19,289         20,701
                                          ---------      ---------      ---------      ---------      ---------

Fixed Charges                             $ 109,155      $ 159,462      $ 167,865      $  92,589      $ 101,601
                                          =========      =========      =========      =========      =========

Income From Continuing
   Operations Before Income Taxes         $ 626,700      $ 558,000      $ 478,000      $ 504,700      $ 506,000

Add:     Fixed Charges                      109,155        159,462        167,865         92,589        101,601

         Dividends From Less Than
         50% Owned Companies                   --              359            968            835          2,395


Less:    Equity in Net Income of
         Less Than 50% Owned Companies         (155)        (1,281)        (1,000)        (1,900)        (1,200)
                                          ---------      ---------      ---------      ---------      ---------

Earnings Before Fixed Charges             $ 735,700      $ 716,540      $ 645,833      $ 596,224      $ 608,796
                                          =========      =========      =========      =========      =========

Ratio of Earnings to Fixed Charges             6.7x           4.5x           3.8x           6.4x           6.0x
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